Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Roanoke Electric Steel Corporation

Roanoke, Virginia

We consent to the incorporation by reference in this Registration Statement No’s. 33-27359, 33-35243, 333-25299 and 333-49525 of Roanoke Electric Steel Corporation on Form S-8 of our reports dated December 8, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, on November 1, 2002), incorporated by reference in this Annual Report on Form 10-K of Roanoke Electric Steel Corporation for the year ended October 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

January 10, 2005